Exhibit 16.1

October 19, 2011

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re: Mericol, Inc.

EIN: 33-1219696

Commissioners:

We were previously the principal accountants for Mericol, Inc., and we reported on the financial statements of Mericol, Inc. as of March 31, 2011, and for the period from November 17, 2010 (inception) through March 31, 2011. We have not provided any audit services to Mericol, Inc. since the audit of the March 31, 2011 financial statements. Effective October 13, 2011, our firm’s registration with the PCAOB was revoked and on October 17, 2011 we were dismissed as the principal accountants.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated October 19, 2011. We agree with the statements concerning our Firm in Item 4.01 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the amended Form 8-K.

Very truly yours,

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP

Englewood, Colorado

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